Exhibit 99.2

AMENDMENT NO. 1 TO INVESTOR AGREEMENT

This Amendment No. 1, dated as of November 18, 2019 (this “Amendment”), is made with respect to that certain Investor Agreement, dated as of August 6, 2019 (the “Agreement”), by and between Abrams Capital Management, L.P. and Knighthead Capital Management, LLC, each on behalf of itself and its managed or controlled funds. Capitalized terms used herein but not specifically defined in this Amendment will have the respective meanings assigned to such terms in the Agreement. The undersigned Parties desire to amend the Agreement as set forth in this Amendment.

1. Amendments to the Agreement.

1.1. The first paragraph of the Agreement is hereby amended and restated in its entirety to read as follows:

Each of the undersigned (together with its affiliates and certain funds and accounts it manages and/or advises, a “Party”) is a substantial shareholder of PG&E Corporation (the “Company”). The Parties desire to discuss terms by which they may be willing to (a) provide capital commitments in connection with the Company’s plan of reorganization (“POR”) and (b) be plan proponents (the “Purpose”).

2. Reference to and Effect on the Agreement. This Amendment will be deemed to form an integral part of the Agreement and construed in connection with and as part of the Agreement, and all terms, conditions, covenants and agreements set forth in the Agreement, except as explicitly set forth herein, are hereby ratified and confirmed and will remain in full force and effect, unmodified in any way. In the event of any inconsistency or conflict between the provisions of the Agreement and this Amendment, the provisions of this Amendment will prevail and govern. All references to the “Agreement” in the Agreement will hereinafter refer to the Agreement as amended and supplemented by this Amendment.

3. Miscellaneous. This Amendment (a) may be executed in two or more counterparts, each of which will be considered to be an original but all of which will be considered to be the same agreement, and (b) will be governed by the laws of the State of New York without regard to the conflict of laws principles that would cause the laws of another State to apply. Any proceeding in respect of this Amendment may only be initiated in U.S. District Court in the Southern District of New York or, if such court declines to accept jurisdiction, a New York state court located in the Borough of Manhattan.

[Remainder of Page Intentionally Left Blank]

By signing below, each Party agrees to be bound pursuant to and in accordance with the terms of this Agreement effective as of November 18, 2019.

Abrams Capital Management, L.P., on behalf of itself and its managed or controlled funds

By:	/s/ David Abrams
Name:	David Abrams
Title:	Managing Member of its General Partner

Company Common Shares: 25,000,000
OpCo Preferred Shares: 0
Other Equity Securities: 0

Notice Person:
222 Berkeley Street, 21st Floor Boston, MA 02116

[Signature page to Agreement]

Knighthead Capital Management, LLC, on behalf of itself and its managed or controlled funds

By:	/s/ Thomas A. Wagner
Name:	Thomas A. Wagner
Title:	Managing Member

Company Common Shares: 16,081,721
OpCo Preferred Shares: 0
Other Equity Securities:
Options to acquire 1,698,200 Company Common Shares

Notice Person:
1140 Avenue of the Americas, 12th Floor New York, NY 10036

[Signature page to Agreement]